Exhibit 10.1

STANDBY PURCHASE AGREEMENT

This STANDBY PURCHASE AGREEMENT (this “Agreement”), dated as of January 19, 2012, is by and among First Capital Bancorp, Inc., (the “Company”), and Kenneth R. Lehman (the “Standby Purchaser”).

WITNESSETH:

WHEREAS, the Company proposes pursuant to the Registration Statement (as defined herein), to commence an offering to holders of its common stock (the “Common Stock”) of record as of the close of business on a date during the first quarter of 2012 that may be selected by the Company (the “Record Date”), of non-transferable rights (the “Rights”) to subscribe for and purchase Units consisting of additional shares of Common Stock and warrants to purchase additional shares of Common Stock (the “Rights Offering”); and

WHEREAS, pursuant to the Rights Offering, the Company will distribute to each of its shareholders of record as of the Record Date, at no charge, one Right for each share of Common Stock held by such shareholders as of the Record Date; each Right will entitle the holder to purchase up to three units for $2.00 per unit (the “Subscription Price”); each Unit consisting of one share of Common Stock and one warrant to purchase one-half of a share of Common Stock pursuant to the terms described herein (a “Unit”);

WHEREAS, each holder of Rights who exercises in full its Rights in the Rights Offering (the “Basic Subscription Privilege”) will be entitled to subscribe for additional Units to the extent they are available, at the Subscription Price (the “Over-Subscription Privilege”); and

WHEREAS, in order to facilitate the Rights Offering, the Company has requested the Standby Purchaser to agree, and the Standby Purchaser has agreed, to acquire 350,000 Units from the Company at the Subscription Price, or an aggregate of $700,000, upon the terms and conditions set forth herein (the “Committed Offering”); and

WHEREAS, the Standby Purchaser has requested, and in order to facilitate the Rights Offering the Company has agreed to grant, a right of first refusal to purchase any Units not purchased in the Rights Offering upon the exercise of the Basic Subscription Privilege, which right of first refusal may be exercised prior to the Company’s acceptance of any subscriptions submitted upon exercise of the Over-Subscription Privilege, but is subject to certain limitations described herein (the “Standby Offering”), and together with the Committed Offering and the Rights Offering (the “Stock Offerings”).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Certain Other Definitions. The following terms used herein shall have the meanings set forth below:

“Affiliate” shall mean an affiliate (as defined in Rule 12b-2 under the Exchange Act) of such Standby Purchaser; provided that the Standby Purchaser or any of his affiliates exercises investment authority with respect to such affiliate, including, without limitation, voting and dispositive rights with respect to such affiliate.

“Agent” shall have the meaning set forth in Section 4(e) hereof.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Basic Subscription Privilege” shall have the meaning set forth in the recitals hereof.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are generally closed in the Commonwealth of Virginia.

“Closing” shall mean the closing of the purchases described in Section 2 hereof, which shall be held at the offices of LeClairRyan in Richmond, Virginia, at 10:00 a.m., Eastern Time, on the Closing Date or at such other place and time as shall be agreed upon by the parties hereto.

“Closing Date” shall mean the date of the Closing.

“Commission” shall mean the United States Securities and Exchange Commission, or any successor agency thereto.

“Committed Offering” shall have the meaning set forth in the recitals hereof.

“Common Stock” shall have the meaning set forth in the recitals hereof.

“Company” shall have the meaning set forth in the preamble hereof.

“Cure Period” shall have the meaning set forth in Section 8(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Market Adverse Effect” shall have the meaning set forth in Section 7(b)(iii) hereof.

“Material Adverse Effect” shall mean a material adverse effect on the financial condition, or on the earnings, financial position, shareholders’ equity, operations, assets, results of operations, regulatory compliance or business of the Company and its subsidiaries taken as a whole; provided that the meaning shall exclude any changes from general economic, industry, market or competitive conditions or changes in laws, rules or regulations generally affecting Persons in the Company’s industry.

“Non-Disclosure Agreement” shall have the meaning set forth in Section 12 hereof.

“Over-Subscription Privilege” shall have the meaning set forth in the recitals hereof.

“Person” shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, governmental entity, unincorporated organization or other legal entity.

“Prospectus” shall mean the final Prospectus, including any information relating to the offer and sale of Rights, Units, Common Stock and Warrants in the Stock Offerings and any Public Offering, including (subject to Section 2(a)) the offer and sale of Units, Common Stock and Warrants to the Standby Purchaser, and the issuance of Common Stock upon exercise of the Warrants including the issuance of Common Stock upon the exercise of Warrants issued to the Standby Purchaser, that is filed with the Commission pursuant to Rule 424(b) and deemed by virtue of Rule 430A of the Securities Act to be part of such Registration Statement, each as amended, for use in connection with the offer and sale of such securities and the issuance of shares of Common Stock upon the exercise of such Warrants.

“Public Offering” shall mean any best efforts offering to the public of shares of Common Stock that remain unsubscribed after the Stock Offerings.

“Record Date” shall have the meaning set forth in the recitals hereof.

“Registration Statement” shall mean the Company’s Registration Statement on Form S-1 initially filed with the Commission during the first quarter of 2012, together with all exhibits thereto and the Prospectus and any prospectus supplement, relating to the offer and sale of Rights, Units, Common Stock and Warrants in the Stock Offerings and any Public Offering, including (subject to Section 2(a)) the offer and sale of Units, Common Stock and Warrants to the Standby Purchaser, and the issuance of Common Stock upon exercise of the Warrants including the issuance of Common Stock upon the exercise of Warrants issued to the Standby Purchaser, pursuant to which the offer and sale of such securities have been registered pursuant to the Securities Act.

“Rights” shall have the meaning set forth in the recitals hereof.

“Rights Offering” shall have the meaning set forth in the recitals hereof.

“Rights Offering Expiration Date” shall mean a date selected by the Company in March 2012, provided that the Company shall have the option to extend the Rights Offering, for any reason, until June 30, 2012.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Standby Offering” shall have the meaning set forth in the recitals hereof.

“Standby Purchaser” shall mean the Standby Purchaser named in the recitals hereof.

“Stock Offerings” shall have the meaning set forth in the recitals hereof.

“Subscription Price” shall have the meaning set forth in the recitals hereof.

“Subsidiary” or “Subsidiaries” shall mean First Capital Bank and any other direct or indirect subsidiary of the Company.

“Termination Notice” shall mean a notice from the Company indicating that the Board, in the exercise of its good faith judgment, has determined to terminate or suspend indefinitely the Rights Offering contemplated hereby.

“Warrant” shall mean a warrant issued by the Company in the Stock Offerings and any Public Offering that entitles the holder to purchase one-half share of Common Stock for a purchase price of $2.00 per full share, which must be paid in cash at the time of exercise. Each Warrant shall be exercisable immediately upon completion of the Stock Offerings and shall expire on the tenth anniversary of the Closing Date. The Common Stock issued upon the exercise of the Warrants will be issued pursuant to the Prospectus and registered pursuant to the Registration Statement. The Warrants are subject to redemption by the Company for $0.01 per warrant, on not less than 30 days written notice, at any time after the closing price of the Common Stock exceeds $4.00 per share for 20 consecutive business days ending within 15 days of the date on which notice of redemption is given; provided that the Warrants may not be redeemed before the first anniversary of the Closing Date. The Warrants shall be adjusted to reflect any stock split, stock dividend or similar recapitalization with respect to the Common Stock. The Warrants shall be fully transferable and assignable. The terms of the Warrants shall not permit cashless exercise. The Warrants shall not have voting rights.

Section 2. Standby Purchase Commitment; Right of First Refusal.

(a) The Standby Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to the Standby Purchaser, at the Subscription Price, 350,000 Units in the Committed Offering, if (i) such Units are available after the exercise of the Basic Subscription Privilege and (ii) the Company receives valid subscriptions for a minimum of 2,500,000 Units in the Rights Offering and/or the Public Offering, including $1.0 million of subscriptions from the Company’s executive officers and directors. If the Company has not received valid subscriptions for a minimum of 2,500,000 Units in the Rights Offering and/or the Public Offering, including $1.0 million of subscriptions from the Company’s executive officers and directors, the Standby Purchaser, in his sole discretion, may elect to complete the Committed Offering, provided that the Company must sell a minimum of 2,500,000 Units in the Rights Offering, the Committed Offering, the Standby Offering and the Public Offering, if any. Subject to Section 6(l) and notwithstanding any other term to the contrary in this agreement, the Company may elect to offer and sell Units in the Committed Offering in a transaction that is not registered under the Securities Act.

(b) The Standby Purchaser shall have the right of first refusal to purchase Units available after the exercise of the Basic Subscription Privilege, provided that immediately following the Closing the Standby Purchaser shall not own more than 45% of the Company’s outstanding shares of Common Stock calculated on a fully-diluted basis by assuming that all Warrants are exercised, provided that the Company may waive the 45% limitation in its sole discretion. The Standby Purchaser shall notify the Company how many Units he wishes to purchase at the Subscription Price in the Standby Offering within five (5) days of receiving written notice as to how many Units were purchased by existing shareholders of the Company upon the exercise of the Basic Subscription Privilege, and how many Units were subscribed for pursuant to the Over-Subscription Privilege in the Rights Offering. The Standby Purchaser shall have a right of first refusal to purchase shares in the Public Offering, subject to the limitations provided herein. He may purchase shares in the Public Offering by notifying the Company, within 5 days of the completion of any offering period relating to such offering, as to how many Units he wishes to purchase in such offering.

(c) In each case, payment shall be made to the Company by the Standby Purchaser, on the Closing Date, against delivery of the Common Stock and Warrants that are part of the Units purchased by the Standby Purchaser, in United States dollars by means of certified or cashier’s checks, bank drafts, money orders or wire transfers.

Section 3. Representations and Warranties of the Company. The Company represents and warrants to the Standby Purchaser as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite corporate power and authority to carry on its business as now conducted.

(b) This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Prior to Closing, the Registration Statement will have been declared effective by the Commission and no stop order will have been issued with respect thereto and no proceedings therefore will have been initiated or, to the knowledge of the Company, threatened by the Commission, and any request on the part of the Commission for additional information will have been complied with. On the effective date, the Registration Statement will comply in all material respects with the requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. On the Closing Date, the Registration Statement and the Prospectus will not include an untrue statement of a material fact nor omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with the information furnished to the Company in writing by the Standby Purchaser expressly for use in the Registration Statement or in the Prospectus pursuant to Section 6(c) below.

(d) All of the shares of Common Stock and Warrants issued in the Stock Offerings and any Public Offering will have been duly authorized for issuance prior to the Closing, and, when issued and distributed as set forth in the Prospectus, will be validly issued, fully paid and non-assessable; and none of the shares of Common Stock and Warrants issued in the Stock Offerings and any Public Offering will have been issued in violation of the preemptive rights of any security holders of the Company arising as a matter of law or under or pursuant to the Company’s Articles of Incorporation (as amended through the Closing Date), Amended and Restated Bylaws, or any material agreement or instrument to which the Company is a party or by which it is bound.

(e) Neither the Company nor any Subsidiary is in violation of its charter, certificate of trust or by-laws or in default under any agreement, indenture or instrument to which the Company or any Subsidiary is a party, the effect of which violation or default could reasonably be expected to have a Material Adverse Effect on the Company, and the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not conflict with, or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of the Company or any Subsidiary pursuant to the terms of any agreement, indenture or instrument to which the Company or any Subsidiary is a party which lien, charge or encumbrance could reasonably be expected to have a Material Adverse Effect on the Company, or result in a violation of the articles of incorporation, charter, or by-laws of the Company or any Subsidiary or any order, rule or regulation of any court or governmental agency having jurisdiction over the Company, any Subsidiary or any of their property; and, except as required by the Securities Act, the Exchange Act, and applicable state securities law, no consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance of this Agreement.

(f) Except as set forth in Schedule 3(f) hereto, the Company and the Subsidiaries have taken all actions necessary to ensure that the transactions contemplated by this Agreement, individually or in the aggregate, shall not give rise to a change in control under, or result in the breach or the violation of, or the acceleration of any right under, or result in any additional rights, or the triggering of any antidilution adjustment under any contract or agreement to which the Company or any Subsidiary is a party, including, without limitation, any employment agreement or employee benefit plan of the Company or any Subsidiary. Such actions may include, without limitation, having any such contracts or agreements or rights granted under any such contract or agreement waived in writing or amended prior to Closing.

(g) The Company’s Board of Directors have approved this Agreement and the transactions contemplated by this Agreement to the extent required by the laws, regulations and policies of the Commonwealth of Virginia and the Nasdaq Capital Market, and such laws, regulations and policies do not require that the Company’s stockholders approve the Agreement and the transactions contemplated by the Agreement.

Section 4. Representations and Warranties of the Standby Purchaser. The Standby Purchaser represents and warrants to the Company as follows:

(a) The Standby Purchaser is an individual with full power and authority to perform his obligations under this Agreement.

(b) The Standby Purchaser is acquiring his securities for his own account, with the intention of holding the securities for investment and with no present intention of participating, directly or indirectly, in a distribution of the securities.

(c) The Standby Purchaser is familiar with the business in which the Company is engaged, and based upon his knowledge and experience in financial and business matters, he is familiar with the investments of the type that he is undertaking to purchase; he is fully aware of the problems and risks involved in making an investment of this type; and he is capable of evaluating the merits and risks of this investment. The Standby Purchaser acknowledges that, prior to executing this Agreement, he has had the opportunity to ask questions of and receive answers or obtain additional information from a representative of the Company concerning the financial and other affairs of the Company.

(d) This Agreement has been duly and validly executed and delivered by such Standby Purchaser and constitutes a binding obligation of the Standby Purchaser enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e) The Standby Purchaser hereby acknowledges that the Company has retained Davenport & Company, LLC to serve as the Agent (the “Agent”) in connection with the Rights Offering; pursuant to which the Agent will receive customary fees. The Company has requested the Agent to issue an opinion as to the fairness, from a financial point of view of the consideration to be paid to the Company in connection with the stock offering and any Public offering. The Agent shall be entitled to rely and have the benefit of, as a third party beneficiary, the representations, warranties, agreements, covenants and other provisions of this Agreement (in each case related to the Standby Purchaser).

Section 5. Deliveries at Closing.

(a) At the Closing, the Company shall deliver to the Standby Purchaser a certificate or certificates representing the shares of Common Stock, and the Warrant issued to the Standby Purchaser pursuant to Section 2 hereof, which certificate or certificates and Warrant shall not bear any restrictive legends.

(b) At the Closing, the Standby Purchaser shall deliver to the Company payment in an amount equal to the Subscription Price multiplied by the number of Units purchased by the Standby Purchaser.

Section 6. Covenants.

(a) Covenants. The Company agrees and covenants with the Standby Purchaser, between the date hereof and the earlier of the Closing Date or the effective date of any termination pursuant to Section 8 hereof, as follows:

(i) To use commercially reasonable efforts to effectuate the Rights Offering;

(ii) As soon as reasonably practicable after the Company is advised or obtains knowledge thereof, to advise the Standby Purchaser with a confirmation in writing, of (A) the time when the Prospectus or any amendment or supplement thereto has been filed, (B) the issuance by the Commission of any stop order, or of the initiation or threatening of any proceeding, suspending the effectiveness of the Registration Statement or any amendment thereto or any order preventing or suspending the use of any preliminary prospectus or the Prospectus or any amendment or supplement thereto, (C) the issuance by any state securities commission of any notice of any proceedings for the suspension of the qualification of the Common Stock or Warrants for offering or sale in any jurisdiction or of the initiation, or the threatening, of any proceeding for such purpose, (D) the receipt of any comments from the Commission directed toward the Registration Statement or any document incorporated therein by reference and (E) any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information. The Company will use its commercially reasonable efforts to prevent the issuance of any such order or the imposition of any such suspension and, if any such order is issued or suspension is imposed, to obtain the withdrawal thereof as promptly as possible;

(iii) To operate the Company’s business in the ordinary course of business consistent with past practice;

(iv) To notify the Standby Purchaser, or cause the Agent and/or any subscription agent to notify the Standby Purchaser, on a daily basis or at such time as the Standby Purchaser may request, of the aggregate number of subscriptions received pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege in the Rights Offering, and the aggregate subscriptions received in any Public Offering, as of such time; and

(v) Not to issue any shares of capital stock of the Company, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, securities convertible into or exchangeable for capital stock of the Company, or other agreements or rights to purchase or otherwise acquire capital stock of the Company, except for shares of Common Stock issuable upon exercise of the Company’s presently outstanding stock options.

(b) Certain Acquisitions. Between the date hereof and the Closing Date, the Standby Purchaser and his Affiliates shall not acquire any shares of Common Stock unless authorized to do so by the Company.

(c) Information. The Standby Purchaser agrees to furnish to the Company all information with respect to the Standby Purchaser that the Company may reasonably request and any such information furnished to the Company expressly for inclusion in the Prospectus by the Standby Purchaser shall not contain any untrue statement of material fact or omit to state a material fact required to be stated in the Prospectus or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Public Statements. Neither the Company nor the Standby Purchaser shall issue any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed, except (i) if such public announcement, statement or other disclosure is required by applicable law or applicable stock market regulations, in which case the disclosing party shall consult in advance with respect to such disclosure with the other parties to the extent reasonably practicable, or (ii) with respect to the filing by the Standby Purchaser of any Schedule 13D or Schedule 13G, to which a copy of this Agreement may be attached as an exhibit thereto.

(e) Regulatory Filing. If the Company or the Standby Purchaser determines a filing is or may be required under applicable law in connection with the transactions contemplated hereunder, the Company and the Standby Purchaser shall use commercially reasonable efforts to promptly prepare and file all necessary documentation and to effect all applications that are necessary or advisable under applicable law with respect to the transactions contemplated hereunder so that any applicable waiting period shall have expired or been terminated as soon as practicable after the date hereof.

(f) Non-Solicit.

(i) The Company agrees that, following the date of this Agreement and prior to the earlier of the Closing or the date on which this Agreement is terminated pursuant to Section 8 hereof, it shall not, and it shall cause each of its Subsidiaries and its and each of the Subsidiaries’ officers, directors, employees, advisors, agents and representatives, including any investment banker, attorney, advisor or accountant retained by it or any of the Subsidiaries (“Representatives”) not to, directly or indirectly, (a) solicit, initiate, encourage (including by providing information or assistance) or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction Proposal, (b) provide or cause to be provided any non-public information or data relating to the Company or the Subsidiaries in connection with, or have any discussions with, any person relating to or in connection with an actual or proposed Alternative Transaction Proposal (except to disclose the existence of the provisions of this subsection, or (c) engage in any discussions or negotiations concerning an Alternative Transaction Proposal (provided that the Company may refer any such person or entity to the provisions of this Subsection), or otherwise take any action to encourage or facilitate any effort or attempt to make or implement an Alternative Transaction Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Subsection by the Company, any Subsidiary or Representative of the Company or any Subsidiary shall constitute a breach of this Subsection by the Company and the Subsidiary. The Company shall, and shall cause each of the Subsidiaries to, and shall direct each of its Representatives to, (x) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Alternative Transaction Proposal (except with respect to the transactions contemplated by this Agreement), (y) request the prompt return or destruction of all confidential information previously furnished to any person (other than the parties hereto) that has made or indicated an intention to make an Alternative Transaction Proposal, and (z) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary.

(ii) The Company shall promptly (and in any event within two (2) days of the receipt thereof) notify the Standby Purchaser (in writing) after: (a) receipt of an Alternative Transaction Proposal (including the identity of the offeror, a copy of such Alternative Transaction Proposal, or if such Alternative Transaction Proposal was not made in writing, a summary of the terms of such Alternative Transaction Proposal), (b) any request for information relating to the Company or a Subsidiary (including nonpublic information) or for access to the properties, books or records of the Company or any Subsidiary by any person that has made an inquiry that could reasonably lead to an Alternative Transaction Proposal, or (c) receipt of an amendment to a previously disclosed Alternative Transaction Proposal (including the identity of the offeror, a copy of such amendment or, if such amendment was not made in writing, a summary of the terms of such amendment).

(iii) For purposes of this Agreement, the term “Alternative Transaction Proposal” shall mean (a) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction involving the Company or any Subsidiary or (b) any acquisition by any person other than the Standby Purchaser resulting in, or proposal or offer, which, if consummated, would result in any person becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 5% or more of the total voting power of any class of equity securities of the Company or any Subsidiary, or 5% or more of the consolidated total assets (including, without limitation, equity securities of any Subsidiary) of the Company, in each case other than the transactions contemplated by this Agreement.

(g) Expenses. On the earlier of the Closing Date and the termination of this Agreement, other than a termination under circumstances that are directly and solely attributable to a material breach of this Agreement by the Standby Purchaser, the Company shall reimburse the Standby Purchaser for all out-of-pocket fees and expenses incurred in connection with the transactions contemplated hereby, including due diligence efforts, the negotiation and preparation of documents relating to the transaction, the preparation and filing of regulatory applications and notices, and the undertaking of the transactions contemplated hereby, including, but not limited to, the fees and expenses of the Standby Purchaser’s accounting, financial and investment banking advisors, legal counsel and credit review. Such reimbursement shall not exceed $75,000.

(h) Due Diligence. Should the Standby Purchaser at any time request a financial institution to extend credit to him collateralized by shares of the Company, and should such financial institution request reasonable access to information concerning the Company in order to underwrite such credit request, then the Company shall grant such financial institution reasonable access to the information so requested.

(i) Asset Resolution Plan. Within 10 days after Closing, the Standby Purchaser may identify assets with a carrying value of up to $50 million as of the month-end prior to the Closing Date (the “Work-Out Assets”). Within 20 days thereafter, the Company shall adopt a plan (the “Asset Resolution Plan”) to accelerate its strategy with respect to the Work-Out Assets, and the Plan shall provide for the disposition, work out or other resolution of the Work-Out Assets on or prior to December 31, 2013, based upon the additional capital raised. The Asset Resolution Plan requires the consent of the Standby Purchaser, which consent shall not unreasonably be withheld. The Company shall promptly write-down or charge-off such assets, or increase the specific loan loss reserves relating to such assets, according to the Plan, to account for any change in the Company’s work-out strategy with respect to each such assets; provided, however, that any write-down, charge-off or increase to loan loss reserves shall comply with generally accepted accounting principles in the United States and applicable regulatory guidance issued by applicable banking regulators and the Commission. Notwithstanding the above, in no event shall the Company be required to accelerate its work-out strategy to a degree that would result in after-tax credit-related charges that exceed the lesser of $15 million and the amount raised in the Stock Offerings and any Public Offering.

(j) Issuances Requiring Regulatory Approval. The Company shall not issue securities to any Person whose acquisition or ownership of such securities requires the prior clearance or nonobjection of, or approval from, any state or federal bank or securities regulatory authority if the Standby Purchaser objects to such issuance or if such clearance, nonobjection or approval, has not been obtained, and any applicable waiting period expired, prior to the Closing Date. The Company may elect not issue securities to any Person other than the Standby Purchaser whose acquisition of such securities requires the filing of Schedules 13D or 13G under Regulation 13D-G of the Exchange Act.

(k) Nasdaq Listing Application. The Company will timely file an “Additional Listing Application” with the Nasdaq Capital Market in connection with the Common Stock issued in the Stock Offerings and any Public Offering, and the Common Stock issued upon the exercise of the Warrants. The Company will use its best efforts to obtain, effect and maintain the listing of such securities on the Nasdaq Capital Market and will file with the Nasdaq Capital Market all documents and notices required by the Nasdaq Capital Market of companies that have securities that are listed on the Nasdaq Capital Market.

(l) Registration of Securities Issued to the Standby Purchaser. Subject to Section 2(a), the Company will register under the Securities Act the Common Stock offered and/or sold to the Standby Purchaser in the offering and pursuant to his exercise of Warrants, and maintain a current prospectus relating to such shares. If for any reason any offer or sale of such shares to the Standby Purchaser is not registered under the Securities Act, the Company shall enter into a registration rights agreement with the Standby Purchaser. Any such registration rights agreement shall include reasonable terms pursuant to which the Company agrees to register, under the Securities Act and applicable state securities laws and regulations, the Standby Purchaser’s resale of any of his shares of Common Stock, at no cost to the Standby Purchaser.

Section 7. Conditions to Closing.

(a) The obligations of the Standby Purchaser to consummate the transactions contemplated hereunder are subject to the fulfillment, prior to or on the Closing Date, of the following conditions:

(i) The representations and warranties of the Company in Section 3 shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made on such date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date) and the Company shall have performed all of its obligations hereunder;

(ii) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have been any Material Adverse Effect, nor shall there have occurred any breach of any covenant of the Company set forth in Section 7 hereof;

(iii) As of the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or Nasdaq Capital Market or trading in securities generally on the Nasdaq Capital Market shall not have been suspended or limited or minimum prices shall not have been established on the Nasdaq Capital Market (a “Market Adverse Effect”);

(iv) The Company shall have obtained any required federal, state and regulatory approvals for the Stock Offerings on conditions reasonably satisfactory to the Standby Purchaser; and

(v) The Federal Reserve Bank of Richmond shall have approved the holding company or change in control application of the Standby Purchaser without the imposition of any restrictions or conditions, which the Standby Purchaser determines is, in his reasonable discretion, unreasonably burdensome;

(vi) The Virginia Corporation Commission, Bureau of Financial Institutions shall have approved the Standby Purchaser’s acquisition of shares of the Company under Virginia law without the imposition of any restrictions or conditions, which the Standby Purchaser determines is, in his reasonable discretion, unreasonably burdensome; and

(vii) If required by Section 6(l), the Company shall have executed and delivered a registration rights agreement substantially in the form of Exhibit A hereto, or if such form of registration rights agreement is not included as Exhibit A hereto, a registration rights agreement that includes reasonable terms pursuant to which the Company agrees to register, under the Securities Act and applicable state securities laws and regulations, the Standby Purchaser’s resale of any of his shares of Common Stock, at no cost to the Standby Purchaser.

(b) The obligations of the Standby Purchaser to consummate the Committed Offering are subject to fulfillment, prior to or on the Closing Date, of the following additional conditions:

(i) The Company shall have received valid subscriptions for a minimum of 2,500,000 Units in the Rights Offering and/or the Public Offering, including $1.0 million of subscriptions from the Company’s executive officers and directors, and

(ii) Units are available for purchase after the exercise of the Basic Subscription Privilege, in which case the Standby Purchaser shall purchase 350,000 Units, or such lesser number as may be available.

(c) The obligations of the Company to consummate the transactions contemplated hereunder are subject to the fulfillment, prior to or on the Closing Date, of the following conditions:

(i) The representations and warranties of the Standby Purchaser in Section 4 shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made as of such date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date) and the Standby Purchaser shall have performed all of its obligations hereunder;

(ii) The Standby Purchaser shall have executed and delivered (i) a lock-up agreement substantially in the form of Exhibit B hereto, or if such form of lock-up agreement is not included as Exhibit B hereto, a reasonable lock-up agreement that restricts his resale of any shares purchased in the Stock Offerings or any Public Offering for a period of up to 90 days, and (ii) a standstill agreement substantially in the form of Exhibit C hereto, or if such form of standstill agreement is not included as Exhibit C hereto, a reasonable standstill agreement that restricts his ability to vote shares of Common Stock in excess of 45% of the Company’s outstanding shares;

(iii) Standby Purchaser shall own less than 45% of the voting shares of the Company (calculated on a fully-diluted basis assuming that all Warrants are exercised) after the completion of the Stock Offerings and any Public Offering, which condition may be waived by the Company; and

(iv) The Company shall have received valid subscriptions for a minimum of 2,500,000 Units in the Stock Offerings and any Public Offering.

(d) The obligations of the Company and the Standby Purchaser to consummate the transactions contemplated hereunder in connection with the Stock Offerings are subject to the fulfillment, prior to or on the Closing Date, of the following conditions:

(i) No judgment, injunction, decree, regulatory proceeding or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the Stock Offerings or the material transactions contemplated by this Agreement;

(ii) No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and any request of the Commission for inclusion of additional information in the Registration Statement or otherwise shall have been complied with; and

(iii) The Common Stock issued in the Stock Offerings and any Public Offering shall have been authorized for listing on the Nasdaq Capital Market.

Section 8. Termination.

(a) This Agreement may be terminated at any time prior to the Closing Date, by the Standby Purchaser by written notice to the Company if there is (i) a Material Adverse Effect or (ii) a Market Adverse Effect that is not cured within twenty-one (21) days after the occurrence thereof (the “Cure Period”), provided that the right to terminate this Agreement after the occurrence of each Material Adverse Effect or a Market Adverse Effect, which has not been cured within the Cure Period, shall expire seven (7) days after the expiration of such Cure Period.

(b) This Agreement may be terminated by the Company on one hand or by the Standby Purchaser on the other hand, by written notice to the other party hereto:

(i) At any time prior to the Closing Date, if there is a material breach of this Agreement by the other party that is not cured within fifteen (15) days after the non-breaching party has delivered written notice to the breaching party of such breach;

(ii) At any time after June 30, 2012, unless the Closing has occurred prior to such date; or

(iii) Consummation of the Standby Offering is prohibited by law, rule or regulation.

(c) This Agreement may be terminated by the Company in the event that the Company determines that it is not in the best interests of the Company and its shareholders to go forward with the Stock Offerings.

(d) The Company and the Standby Purchaser hereby agree that any termination of this Agreement pursuant to Sections, 8(a), 8(b)(ii), 8(b)(iii), or 8(c) shall be without liability of the Company or the Standby Purchaser, except that should the Company terminate this Agreement pursuant to Section 8(c), the Company will pay the Standby Purchaser liquidated damages in the amount of $150,000 (in addition to the expense reimbursement required by Section 6(g)). Such payment shall be made within three (3) Business Days of such termination.

Section 9. Survival. The representations and warranties of the Company and the Standby Purchaser contained in this Agreement or in any certificate delivered hereunder shall survive the Closing hereunder.

Section 10. Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered in person, (b) on the third (3rd) Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

If to the Company:

John M. Presley

Chief Executive Officer and Managing Director

4222 Cox Road

Glen Allen, Virginia 2306

Telephone: (804) 273-1160

with a copy to:

Kevin D. Pomfret, Esq.

LeClairRyan, A Professional Corporation

951 East Byrd Street, 8th Floor

Richmond, Virginia 23219

Telephone: (804) 343-4384

If to the Standby Purchaser:

Kenneth R. Lehman

1408 N. Abingdon Street

Arlington, Virginia 22207

Telephone: (703) 812-5230

E-mail: ken@bankvc.net

with a copy to:

Luse Gorman Pomerenk & Schick, PC

5335 Wisconsin Ave., NW

Suite 400

Washington, DC 20015

Attention: Robert Lipsher, Esq. or Ned A. Quint, Esq.

Telephone: (202) 274-2000

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 10.

Section 11. Assignment. This Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 12. Entire Agreement. Except as specifically set forth herein, the Company and the Standby Purchaser mutually agree to be bound by the terms of the non-disclosure agreement dated August 8, 2011 (the “Non-Disclosure Agreement”) previously executed by the Company and the Standby Purchaser, which Non-Disclosure Agreement is hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Non-Disclosure Agreement. The Company and the Standby Purchaser agree that such Non-Disclosure Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement. The Non-Disclosure Agreement and this Agreement embody the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein or in the Non-Disclosure Agreement, with respect to the standby purchase commitments with respect to the Company’s securities. Other than with respect to matters set forth or referred to in the Non-Disclosure Agreement, this Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

Section 13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia (other than its rules of conflict of laws to the extent the application of the laws of another jurisdiction would be required thereby).

Section 14. Severability. If any provision of this Agreement or the application thereof to any person or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to affect the original intent of the parties.

Section 15. Extension or Modification of the Stock Offerings.

(a) Waiver. The Company may (a) waive irregularities in the manner of exercise of the Rights, and (b) waive conditions relating to the method (but not the timing) of the exercise of the Rights to the extent that such waiver does not materially adversely affect the interests of the Standby Purchaser.

(b) Issuance of Units in the Committed Offering Prior to the Record Date. With the consent of the Standby Purchaser, the Company may elect to issue all or a portion of Units in the Committed Offering prior to the Record Date, provided that (i) a stockholder vote is not required for such issuance and (ii) all required regulatory approvals have been received. If the Company elects to issue all or a portion of Units in the Committed Offering prior to the Record Date, the Standby Purchaser agrees to waive the requirements set forth in Sections 2(a)(i), 2(a)(ii), 7(b)(i) and 7(b)(ii), and the parties agree to establish reasonable procedures to effect such issuance.

Section 16. Miscellaneous.

(a) The Company shall not after the date of this Agreement enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Standby Purchaser in this Agreement.

(b) Notwithstanding any term to the contrary herein, no Person other than the Company, the Standby Purchaser and, where specifically stated, the Agent, shall be entitled to rely on and/or have the benefit of, as a third party beneficiary or under any other theory, any of the representations, warranties, agreements, covenants or other provisions of this Agreement.

(c) The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY

FIRST CAPITAL BANCORP, INC.

BY:	/s/ John M. Presley
Name: John M. Presley
Title: Managing Director & CEO

STANDBY PURCHASER

/s/ Kenneth R. Lehman
Kenneth R. Lehman